                                                   Registration No. 333-_______

================================================================================


                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                          ---------------------------

                                   FORM S-8
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                          ---------------------------

                            RF POWER PRODUCTS, INC.
            (Exact name of registrant as specified in its charter)


                               1007 Laurel Oak Road
NEW JERSEY                     Voorhees, New Jersey 08043       22-2361086
----------                     ---------------------------      ----------
(State or other jurisdiction   (Address of Principal Executive  (I.R.S. Employer
of incorporation or            Offices) (Zip Code)              Identification
organization)                                                   No.)


                RF Power Products, Inc. 1992 Stock Option Plan
              RF Power Products, Inc. 1993 Non-Employee Directors
                               Stock Option Plan
                RF Power Products, Inc. 1995 Stock Option Plan
                           (Full Title of the Plan)
                            ----------------------

                                 Joseph Stach
                      Chairman of the Board and President
                            RF Power Products, Inc.
                             1007 Laurel Oak Road
                          Voorhees, New Jersey 08043
                    (Name and address of agent for service)

  Telephone number, including area code, of agent for service:  (609) 627-6100
              ---------------------------------------------------

                        CALCULATION OF REGISTRATION FEE

  Title of                          Proposed maximum    Proposed maximum           Amount of
securities to       Amount to       offering price      aggregate offering        Registration
be registered     be registered      per share(1)           price(1)                  fee
-------------     -------------      ------------           --------            ----------------
Common Stock        768,399          $ 5.53125             $ 4,250,207           $ 1,288.00
par value $.01      shares
per share


   (1) Pursuant to Rule 457(h), these prices are estimated solely for the purpose of calculating the registration fee and are based upon the average of the high and low sales prices of the Registrant's common stock on the American Stock Exchange on August 25, 1997.

   There are also registered hereunder such additional indeterminate number of shares as may be issued as a result of the antidilution provisions of the RF Power Products, Inc. 1992 Stock Option Plan and the RF Power Products, Inc. 1993 Non-Employee Directors Stock Option Plan (collectively, the "Plans").

                                   STATEMENT

   This Form S-8 Registration Statement is being filed with the Securities and Exchange Commission (the "Commission") by RF Power Products, Inc., a New Jersey corporation (the "Company"), in order to register (i) 618,399 shares of Common Stock (the "Common Stock") which represents the anticipated number of shares that will be available for issuance under the 1992 Stock Option Plan for five years (beginning with the fiscal year 1997) pursuant to a provision which increases the number of shares available thereunder by 1% of the total number of shares of Common Stock outstanding on the last trading day of the fiscal year ended November 30, 1996, and on the last trading day of each succeeding fiscal year and (ii) 150,000 additional shares of Common Stock under the Company's 1993 Non-Employee Directors Stock Option Plan, all of which may be issued upon the exercise of options granted under the Plans.

   On March 12, 1993, the Company filed a Form S-8 Registration Statement
(No. 33-59414) with the Commission registering 800,000 shares of Common Stock to be issued under the 1992 Stock Option Plan. On January 7, 1994, the Company filed a Form S-8 Registration Statement (No. 33-73922) with the Commission registering 400,000 shares of Common Stock to be issued under the 1992 Stock Option Plan and 180,000 shares of Common Stock to be issued under the 1993 Non-Employee Directors Stock Option Plan. The contents of both of those Registration Statements are incorporated by reference in their entirety herein.

                                    PART I

Item 1.  PLAN INFORMATION.

         Not included pursuant to Form S-8 instructions.

Item 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

         Not included pursuant to Form S-8 instructions.

                                    PART II

Item 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         There are hereby incorporated by reference in this registration statement the following documents and information heretofore filed by the Company under the Securities Exchange Act of 1934, as amended (the "Exchange Act") with the Commission:

                 (1) the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1996;

                 (2) the Company's Quarterly Report on Form 10-Q for the quarter ended February 28, 1997;

                 (3) the Company's Quarterly Report on Form 10-Q for the quarter ended May 31, 1997; and

                 (4) the description of the common stock of the Company which is contained in the Company's Registration Statement on Form 10 dated May 19, 1992, as amended by Form 8 dated July 14, 1992, filed by the Registrant with the Commission pursuant to Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

   All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such reports and other documents.

Item 4.  DESCRIPTION OF SECURITIES.

         Not applicable.

Item 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not applicable.

Item 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 14A:3-5 of the New Jersey Business Corporation Act contains provisions for mandatory and discretionary indemnification of a corporation's directors, officers, employees and agents (collectively "corporate agents") and related matters.

         Under subsection 14A:3-5(2) a corporation has the power to indemnify a corporate agent against expenses and liabilities in connection with any pending, threatened or completed civil, criminal, administrative or arbitrative action, suit or proceeding, and any appeal therein and in any inquiry or investigation which could lead to such action, suit or proceeding involving the corporate agent by reason of his being or having been such a corporate agent, other than a proceeding by or in the right of the corporation, if such corporate agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal proceeding, such corporate agent had no reasonable cause to believe his conduct was unlawful.

         Subsection 14A:3-5(3) provides for indemnification with respect to derivative actions similar to that provided by subsection 14A:3-5(2). However, indemnification is not provided under subsection 14A:3-5(3) in respect of any claim, issue or matter as to which such corporate agent has been adjudged to be liable to the corporation, unless and only to the extent that the proper court determines upon application that despite the adjudication of liability, but in view of all circumstances of the case, such corporate agent is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

         Subsection 14A:3-5(4) provides that indemnification against expenses is mandatory to the extent that such corporate agent has been successful on the merits or otherwise in any proceeding referred to in subsections 14A:3-5(2) and 14A:3-5(3) or in defense of any claim, issue or matter therein.

         Subsection 14A:3-5(5) provides that any indemnification under subsection 14A:3-5(2) and, unless ordered by a court, any indemnification under subsection 14A:3-5(3), may be made by the corporation only as authorized in a specific case upon a determination that indemnification is proper in the circumstances because the corporate agent met the applicable standard of conduct set forth in subsection 14A:3-5(2) or subsection 14A:3-5(3), and unless otherwise provided in the certificate of incorporation or bylaws, such determination will be made by the board of directors or a committee thereof, acting by a majority vote of a quorum consisting of directors who are not parties to or otherwise involved in the proceeding; or if such a quorum is not obtainable, or, even if obtainable and such quorum of the board of directors or committee by a majority vote of the disinterested directors so directs, by independent legal counsel, in a written opinion, such counsel to be designated by the board of directors; or by the shareholders if the certificate of incorporation or bylaws or a resolution of the board of directors of the shareholders so directs.

         Subsection 14A:3-5(6) provides that expenses incurred by a corporate agent in connection with a proceeding may be paid by the corporation in advance of the final disposition of the proceeding as authorized by the board of directors upon receipt of an undertaking by or on behalf of the corporate agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified as provided in this section.

         Subsection 14A:3-5(7) provides that if a corporation upon application of a corporate agent has failed or refused to provide indemnification required under Section 14A:3-5(4) or permitted under subsections 14A:3-5(2), (3) and (6), a corporate agent may apply to a court pursuant to the guidelines set forth in this subsection for an award of indemnification by the corporation, and such court may award indemnification and allow reasonable expenses pursuant to
Section 14A:3-5.

         Subsection 14A:3-5(8) provides that the indemnification in advancement of expenses provided by or granted pursuant to other subsections of this section shall not exclude any other rights, including the right to be indemnified against liabilities of expenses incurred in proceedings by or in the right of the corporation, to which a corporate agent may be entitled under a certificate of incorporation, bylaw, agreement, vote of shareholders, or otherwise; provided that no indemnification shall be made to or on behalf of a corporate agent if a judgment or other final adjudication adverse to the corporate agent establishes that his acts or omissions were in breach of his duty of loyalty to the corporation or its shareholders, as defined in subsection 14A:2-7(3), were not in good faith or involved a knowing violation of law or resulted in receipt by the corporate agent of an improper personal benefit.

         Subsection 14A:3-5(9) grants a corporation the power to purchase and maintain insurance on behalf of any corporate agent against any expenses incurred in any proceeding and any liabilities asserted against him by reason of his being or having been a corporate agent, whether or not the corporation would have the power to indemnify him against such expenses and liabilities under the provisions of this section.

         Subsection 14A:3-5(10) provides that the powers granted by this section may be exercised by the corporation, notwithstanding the absence of any provision in its certificate of corporation or bylaws authorizing the exercise of such powers.

         Subsection 14A:3-5(11) provides that except as required by subsection 14A:3-5(4), no indemnification shall be made or expenses advanced by a corporation under this section, and none shall be ordered by a court, if such action would be inconsistent with a provision of the certificate of incorporation, a bylaw, a resolution of the board of directors or of the shareholders, an agreement or other proper corporate action, in effect at the time of the accrual of the alleged cause of action asserted in the proceeding, which prohibits, limits or otherwise conditions the exercise of indemnification powers by the corporation or the rights of indemnification to which a corporate agent may be entitled.

         Subsection 14A:3-5(12) provides that this section does not limit a corporation's power to pay or reimburse expenses incurred by a corporate agent in connection with the corporate agent's appearance as a witness in a proceeding at a time when the corporate agent has not been made a part of this proceeding.

         Section 7-2 of the Registrant's bylaws provides that except to the extent expressly prohibited by law, each corporate agent shall be indemnified by the Registrant against his expenses and liabilities in connection with any pending, threatened or completed civil, criminal, administrative or arbitrative action, suit or proceeding, and any appeal therein and any inquiry or investigation which could lead to such action, suit or proceeding (a "Proceeding") involving the corporate agent by reason of his having been such corporate agent. The right to indemnification conferred by Section 7-2 shall be a contract right and shall also include the right to be paid by the Registrant the expenses incurred in connection with a proceeding in advance of its final disposition except to the extent prohibited by applicable law.

         Section 7-2 further provides that except to the extent that a corporate agent has been successful on the merits or otherwise in a proceeding or in defense of any claim, issue or matter therein, any indemnification under
Section 7-2 shall be made only as authorized in a specific case by the Board of Directors or committee thereof, acting by a majority vote of a quorum consisting of directors who are not parties to or otherwise involved in the proceeding, or by the shareholders.

         Section 7-3 states that expenses incurred by a corporate agent in connection with a proceeding may be paid by the Registrant in advance of the final disposition of the proceeding as authorized by the Board of Directors upon receipt of undertaking by or on behalf of the corporate agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified as provided in Article 7 of the New Jersey Business Corporation Act.

         Section 7-4 states that the Registrant may purchase and maintain insurance on behalf of any corporate agent against any expenses incurred in a proceeding and any liabilities asserted against such person by reason of such person having been a corporate agent. The Registrant may purchase such insurance from, or such insurance may be reinsured in whole or in part by, an insurer owned by or otherwise affiliated with the Registrant, whether or not such insurer does business with other insureds.

Item 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

Item 8.  EXHIBITS.

         Exhibit
         Number                          Description

         4.1 Amended and Restated Certificate of Incorporation of the Registrant (Exhibit 3.1 to the Registrant's Annual Report on Form 10-K for the fiscal year ended November 30, 1996)
         4.2 Amended and Restated By-laws of the Registrant (Exhibit 3.2 to the Registrant's Annual Report on Form 10-K for the fiscal year ended November 30, 1996)
         4.3 RF Power Products, Inc. 1992 Stock Option Plan, as amended of the Registrant dated March 24, 1993
         4.4 RF Power Products, Inc. 1993 Non-Employee Directors Stock Option Plan, as amended
         4.5         RF Power Products, Inc. 1995 Stock Option Plan
         5.1 Opinion and Consent of Sills Cummis Zuckerman Radin Tischman Epstein & Gross, P.A. with respect to the legality of the securities being registered
         23.1 Consent of Sills Cummis Zuckerman Radin Tischman Epstein & Gross, P.A. (contained in their opinion filed herewith as Exhibit 5.1)
         23.2        Consent of KPMG Peat Marwick LLP
         23.3        Consent of Grant Thornton L.L.P.
         24.1 Power of Attorney executed by certain officers and directors of the Company
Item 9.  UNDERTAKINGS.
                 (a)  The undersigned registrant hereby undertakes:

                    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i)   To include any prospectus required by section
10(a)(3) of the Securities Act of 1933;

                           (ii)  To reflect in the prospectus any facts or
events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                           (iii) To include any material information with
respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, That paragraphs (a)(1)(i) and (a)(1)(ii) of this section do
--------  -------
not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                 (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Voorhees, State of New Jersey, on August 28, 1997.

                                    RF Power Products, Inc.


                                    By: /s/ Joseph Stach
                                       ---------------------------------------
                                    Name: Joseph Stach
                                    Title: Chairman of the Board and President

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joseph Stach and Domenic Golato and each of them severally, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                     Title                           Date
---------                     -----                           ----
/s/ Joseph Stach              Chairman of the Board and       August 28, 1997
-----------------------       President (Chief Executive
Joseph Stach                  Officer)

                              Treasurer and CFO (Principal    August 28, 1997
/s/ Domenic Golato            Accounting Officer and Chief
-----------------------       Financial Officer)
Domenic Golato

/s/ Christopher Ben           Secretary and Chief Operating   August 28, 1997
-----------------------       Officer
Christopher Ben

/s/ Arthur Zafiropoulo        Director                        August 28, 1997
-----------------------
Arthur Zafiropoulo

/s/ Gerald Starek             Director                        August 28, 1997
-----------------------
Gerald Starek

                                   EXHIBITS
                                   --------

The following documents are filed as Exhibits hereto:


Exhibit                                                                               Sequential Page No. or
Number          Description                                                           Incorporated by Reference to:
------          -----------                                                           -----------------------------
4.1             Amended and Restated Certificate of Incorporation of                  Exhibit 3.1 to the Registrant's
                the Registrant, as amended                                            Annual Report on Form 10-K for
                                                                                      the fiscal year ended
                                                                                      November 30, 1996

4.2             Amended and Restated By-laws of the Registrant                        Exhibit 3.2 to the Registrant's
                                                                                      Annual Report on Form 10-K
                                                                                      for the fiscal year ended
                                                                                      November 30, 1996

4.3             RF Power Products, Inc. 1992 Stock Option Plan, as                    Page
                amended, of the Registrant dated March 24, 1993

4.4             RF Power Products, Inc. 1993 Non-Employee Directors                   Page
                Stock Option Plan, as amended

4.5             RF Power Products, Inc. 1995 Stock Option Plan                        Page

5.1             Opinion and Consent of Sills Cummis Zuckerman Radin                   Page
                Tischman Epstein & Gross, P.A. with respect to the
                legality of the securities being registered

23.1            Consent of Sills Cummis Zuckerman Radin Tischman                      Filed herewith as Exhibit 5.1
                Epstein & Gross, P.A.

23.2            Consent of KPMG Peat Marwick LLP                                      Page

23.3            Consent of Grant Thornton L.L.P.

24.1            Power of Attorney executed by certain officers of the                 Included in Signature Page
                Company


                            RF POWER PRODUCTS, INC.
                               _________________

                                   EXHIBITS

                                      for

                            REGISTRATION STATEMENT

                                      ON

                                   FORM S-8

                               _________________